UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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BROOKTROUT, INC.
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FILING PURSUANT TO RULE 14a-12
     This filing consists of the transcript of a conference call held by Brooktrout, Inc. (the “Company”) discussing its announcement of the Agreement and Plan of Merger entered into on August 18, 2005 by the Company, EAS Group, Inc., a Delaware corporation (the “Buyer”), and a wholly owned subsidiary of the Buyer. A replay of the conference call was first made available by telephone and on the Company’s website at http://www.brooktrout.com on August 19, 2005.

Event Name: Brooktrout Announces Agreement to be Acquired by EAS Group
Event Date: 2005-08-18T14:00:00 UTC

C:	Erin Reilly; Brooktrout Inc.; Investor Relations
C:	Eric R. Giler; Brooktrout Inc.; President and Chief Executive Officer
C:	Robert C. Leahy; Brooktrout Inc.; Vice President – Finance and Operations and Treasurer
P:	Mike Latimore; Raymond James; Analyst
P:	Bryan Maher; Chesapeake Partners; Analyst
P:	Patrice Kanada; Guard Hill Capital; Analyst
P:	Marcus Kupferschmidt; Lehman Brothers; Analyst
P:	Alan Doss; Doss Company Inc.; Analyst
P:	David Zellenzeger; Analyst
P:	Mark Oort; Laser Capital; Analyst
P:	Tim Drykoff; Lamb Partners; Analyst
P:	Justin Cable; B. Riley; Analyst
P:	Operator
[Note: Certain names of individuals and entities have been spelled phonetically.]
Operator:
Good morning ladies and gentlemen and welcome to the Brooktrout conference call. On today’s call we have Eric Giler, President and CEO of Brooktrout; Bob Leahy, Vice President of Finance and Operations; and Erin Reilly of Investor Relations. At this time, all participants have been placed on a listen-only mode. After the presentation we will begin a brief question-and-answer period. (Operator Instructions). I now would like to hand the call over to Ms. Erin Reilly.
Erin Reilly:
Thank you, Shea. Good morning and welcome to Brooktrout’s conference call. We’re here to discuss this morning’s announcement that Brooktrout has entered into a definitive agreement with [EAS Group, the parent of] Excel Switching. Various remarks that we make about the Company’s future expectations, plans and process constitute forward-looking statements for purposes of the Safe Harbor provision under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested by these forward-looking statements as a result of various important factors, including those discussed in our press release issued this morning and in our annual report on Form 10-K for the year ended December 31, 2004 and on our quarterly report on Form 10-Q for the quarter ended June 30, 2005, each of which is on file with the Securities and Exchange Commission.
In addition, these forward-looking statements represent our expectations only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.
Today’s conference call is also being webcast and I would like to remind you that recording or transcription of this event is not permitted without the express written consent of Brooktrout. I would now like to turn the call over to Eric Giler, Brooktrout’s President and CEO.
Eric Giler:
Thanks Erin, and good morning to everyone listening this morning. With me today is Bob Leahy, Brooktrout’s Chief Financial Officer. Earlier this morning, we announced that Brooktrout has entered into a definitive agreement to be acquired by EAS Group Inc., the privately held parent of Excel Switching Corporation, a worldwide provider of carrier-class open services platforms, media gateways and media servers. Under the terms of the agreement, Brooktrout’s stockholders will receive $13.05 per share in cash for each share of Brooktrout common stock, representing a 38% premium over the closing price of Brooktrout common stock on August 17, 2005.
The combination of Brooktrout and Excel is expected to create a leader in enabling technologies to the communications market with a broad portfolio of technologies and solutions. Brooktrout’s and Excel’s customers, which include service providers, enterprises, channel partners and OEMs, will benefit from the combined expertise and increased scale of the new company.
The combination of Brooktrout’s expertise in media processing, call control, signal processing and fax communications; with Excel’s carrier class media gateways, media servers, signaling gateways and enhanced service platforms for original equipment manufacturers, value-added resellers and service providers will offer customers best in class integrated multiservice platforms to enable advanced voice, speech, video, fax and data applications and services on both TDM and IP networks.
Today’s networks are increasingly complex and often in transition. Customers and partners need suppliers of enabling technology to offer a broader set of products and add value by providing more integrated solutions with a higher degree of functionality. Strategically, this merger offers the combined company greater resources to invest in the increasingly complex solutions that channel partners require to develop new products. Enterprises need to roll out the latest applications and service providers need to offer enhanced services and cost-effectively transition their networks to IP.
Brooktrout is the recognized leader in media processing platforms, including intelligent fax boards for network fax applications and the SnowShore IP media server, a leading-edge software-based media processing server that enables voice, speech, video, fax and data applications on IP networks. Excel is a recognized leader in open services platforms, including multiprotocol gateways used to enable these applications on both traditional and IP networks. The two product lines are highly complementary and together can provide customers best–in-class integrated solutions for new services and applications on both TDM and IP networks.
While these technologies are complementary, one area where the two companies overlap is our shared culture of commitment to channel partners and world-class support for all of our customers. The combined resources of the new companies should provide scale to offer customers an even higher level of support. The new company has the opportunity to enjoy the synergies of the combination of two industry leaders with highly complementary product lines, market segments and geographical footprint.
From a customer perspective, the combination with Excel is also extremely complementary. Brooktrout’s strength in the enterprise space and early-stage success in the IP carrier space with Excel’s well-established carrier business give the combined company a solid footing in both carrier and enterprise TDM and IP. By combining with Excel, Brooktrout immediately meets our previously stated goal of driving half of our business from the carrier market. In addition, Excel has a strong international business and offers Brooktrout established channels in markets outside of North America, which we believe have a good opportunity to penetrate with Brooktrout products.
With the best interest of our shareholders, customers and employees in mind, it has always been our responsibility to evaluate the strategic alternatives available that will make Brooktrout a stronger, faster growing company with an exciting future in the ever-changing communications industry. Last year, we completed the acquisition of SnowShore Networks, which considerably added to the solutions we offer our customers and brought to Brooktrout additional expertise in media processing and call control for IP networks. SnowShore has been a great success, as have been the products Brooktrout has developed and recently introduced for voice and fax applications.
Our new partner programs and our collaborations with a number of strategic partners including Microsoft have also contributed to bring us to a point where we can move forward from a strong position. At this point in our history as a company, we believe this transaction represents the best opportunity to build on this success for customers, shareholders and employees. This is a unique opportunity to broaden our product line and gain the resources necessary to invest in the technologies we need to capture future growth opportunities.

Our 295 Brooktrout employees have built a leading-edge enabling technology company that is now in a position, due to their hard work and outstanding capabilities, to become a more significant, more competitive participant in the enabling technology industry.
So what I would like to do now is open up the call for questions for Bob and myself, so Shea we are ready.
Operator: (Operator Instructions).
Mike Latimore, Raymond James.
Mike Latimore:
Congratulations everybody, and good luck in the new entity here. So can you just — the EAS Group— is Excel Switching the sole holding there?
Eric Giler:
I believe — I mean, it’s the primary holding, so it’s a holding company structure.
Mike Latimore:
I got it. And the combined company, are there any areas where there is sort of direct product overlap, maybe media services (indiscernible), or is there a pretty distinct product here?
Eric Giler:
I might categorize it as pretty distinct and very little product overlap. Actually, that is one of the attractions of the combination.
Mike Latimore:
How many employees does Excel switching have?
Eric Giler:
I would have to defer that probably to Excel. I’m guessing — it’s probably a little over half the size of Brooktrout, so it’s probably 160, 170 people.
Mike Latimore:
Okay. And then what is the management structure? Are you going to stay on, Eric, and sort of be CEO, or how will this play out?
Eric Giler:
Actually, Marc Zionts will become the CEO and Bob and I will be leaving.
Mike Latimore:
Okay. And is there the usual breakup fees here?
Eric Giler:
There are breakup fees in the definitive agreement, yes. Usual.
Mike Latimore:
And how about — when does this close?
Eric Giler:
Well, it’s subject to — Bob, if you want to.
Bob Leahy:
Because of the nature of the transaction, Mike, we will be doing a proxy mailing to our shareholders, so we will go through the whole proxy process. Our expectation is that we will close sometime in the fourth quarter.

Mike Latimore:
And then last, any product areas or verticals that you will emphasize or deemphasize, or do you think the combined company would emphasize or deemphasize?
Eric Giler:
I think that this is hope for a “1 plus 1 equals 3” from a business perspective, from the combination, which is a big business in the enterprise and a business in the carrier space and this has allowed us to get there a lot quicker.
Mike Latimore:
And you did say half carrier, half enterprise in terms of revenue at this point?
Eric Giler:
Yes, I think that’s pretty much the position the combined company gets put in pretty quickly.
Mike Latimore:
Thanks a lot, good luck.
Operator: (Operator Instructions).
Bryan Maher, Chesapeake Partners.
Bryan Maher:
Hi, I actually had two questions. On the financing for the transaction, is it fully committed financing, or is it subject to financing? And the second question, you refer to strategic alternatives. I was curious whether this was the result of a strategic alternatives process where you went out to really maximize shareholder value, or was this really just a one-off conversation that led to the deal?
Bob Leahy:
I will answer the first question and let Eric answer the second. In terms of the financing, there is — there are no financial contingencies or conditions. It’s a fully committed financing.
Eric Giler:
On the second question, yes, we considered multiple alternatives. We had hired Broadview Associates to represent the Company in the transaction and looked at multiple alternatives.
Bryan Maher:
Thank you.
Operator:
Patrice Kanada, Guard Hill Capital.
Patrice Kanada:
My question has been answered. Thank you.
Operator:
Marcus Kupferschmidt, Lehman Brothers.
Marcus Kupferschmidt:
A couple of questions. What would you say the sources for the — I guess what would be the sources of the biggest cost in revenue synergies for this merger?
Eric Giler:
Well, we have looked at this from the standpoint of, there is actually — Brooktrout is in terms of revenue, Excel does not publish their financial numbers because they are a private company. But Brooktrout is a bit larger, more developed company from an infrastructure standpoint. Excel has a very good business in the carrier space and our belief is from a revenue standpoint that the revenue synergies that we hope to get are basically more products for our sales forces, combined sales forces to sell; more one-stop shopping available for the entire enabling technology market. So we’re looking at it as an opportunity to build the largest company in the enabling technology space for communications.
Marcus Kupferschmidt:
Super. And then in terms of Brooktrout business today, do you supply things to Excel?
Eric Giler:
Actually, I don’t believe there’s any material amount of product that is exchanged between the companies.
Marcus Kupferschmidt:
Great, thanks again.
Operator:
Alan Doss, Doss Company Inc.
Alan Doss:
Good morning gentlemen. I would appreciate it if you could expand on your comments with regard to how this transaction came about, and to what extent if any the deal was shopped. I understand your advisers examined alternatives, but if you could tell us if it was shopped and how it came about, I would appreciate it. Thank you.
Bob Leahy:
Alan, this is Bob Leahy. As we were looking at strategic alternatives for the Company, we were working with, as Eric had mentioned, we worked with Broadview Associates, we had also done some work with SG Cowen on looking at alternatives. And so we had been looking around for acquisition opportunities where Brooktrout would be doing the acquiring. And as a result of a fairly extensive work in that area, a number of opportunities were presented to us with respect to Brooktrout combining with a number of opportunities. And at the end of the day, the Board of Brooktrout determined that combining with Excel was in the best interest of shareholders. So it was a fairly lengthy process, very thought out, very methodical and that sort of thing.
Alan Doss:
Thank you.
Operator: (Operator Instructions).
David Zellenzeger
David Zellenzeger:
You have partially answered the question, but in terms of the timing from when Broadview Associates was retained, in what quarter of 2005 did you start doing this and start seeking these alternatives?
Eric Giler:
I don’t think we would be prepared to comment on that, except to say that we’ve been engaged for some time with Broadview.
David Zellenzeger:
And in terms of the evaluation, when the Excel offer came in, can you tell us when that was, how many days ago or how many weeks ago in which you determined that this was the best offer you could — you were going to receive?
Bob Leahy:
As Eric had mentioned, the process that we went through, and I had mentioned just a moment ago, the process we went through with respect to this entire process, it was a very methodical, very well thought out and organized process where, as I mentioned [we were] working with industry leaders in SG Cowen and industry leaders in Broadview Jefferies — it was a very organized, very methodical process. And so it was something longer than just a couple of days. It was over a number of months as we were looking at and having conversations with a number of folks and sort of making sure that all of the objectives and the concerns that our Board of Directors would have with something like this, we would make sure that those concerns were and have been satisfied.

David Zellenzeger:
So, Bob, would it be also fair to say that you received bids from others, and that you determined that Excel was the best bid you were going to receive?
Eric Giler:
This is Eric again. Yes, that is correct.
David Zellenzeger:
Can you at least characterize the kinds of companies that also expressed an interest in acquiring Brooktrout?
Eric Giler:
I think as Bob said, we went through a pretty methodical, careful process that took place over a multi-month period.
Bob Leahy:
I’d think I would add, David, as part of this entire process, the Company — Brooktrout —signed a number of nondisclosure agreements as we were talking with various folks. And so purely from a legal vantage point, we need to be sensitive to the level of detail that we provide for people that we were talking with that we ultimately did not do a transaction. So we need to be sensitive to that.
Operator:
Mark Oort, Laser Capital.
Mark Oort:
Hi, thanks for taking my question. I wanted to talk a bit about your customer base and particularly your large customers. I was wondering if you had the opportunity to talk to them and gauge their sentiment with regard to the deal. Perhaps — does Excel do any business with them already and would you — are there any contracts with them or others that would require some sort of signoff or (indiscernible) change of control provision of some sort?
Eric Giler: I think just — we have a number of customers. Because of the confidential nature of the transaction, we’re not permitted to be disclosing the transaction or the negotiations of the transaction with the customer base. However, I think it would be fair to say that we believe that the combination that we’re entering into should be very complimentary to most, if not all, of our relationships and certainly our material relationships. So we feel very good about the combination from that standpoint. Mark Oort: And has Excel done any business with them, or do they feel confident that they can continue that relationship?
Mark Oort:
And has Excel done any business with them, or do they feel confident that they can continue that relationship?
Eric Giler:
I think if you look at Brooktrout’s business — and this is one of the strategic rationales for the combination — our business is about 85% enterprise. And so the customer, our largest customer, is in that space. And Excel has primarily been in the carrier space. So there’s probably very little. I couldn’t tell you for a fact that there’s no business between the two companies, but I think if there is, it’s very, very small.
Operator: (Operator Instructions).
Tim Drykoff, Lamb Partners.
Tim Drykoff:
Hi, guys. I was just wondering if you could describe your thought process around the valuation and how you came to the conclusion that this was a fair valuation for the company?
Bob Leahy:
Again, as I have mentioned, the Company took advantage of the services of SG Cowen as well as Broadview Associates in terms of — among a host of other things that these folks did for us, they also provided a fairness opinion to our Board of Directors to make everyone comfortable that the value that is being delivered to our shareholders is a “fair value” as it relates to a valuation of the Company and the industry and our peer groups and all of those sorts of things. So we were, again, as I mentioned earlier, a very thorough, very methodical process where a number of opportunities or potential buyers were discussed and those sorts of things. So as we look at things, we think it was done the right way.
Tim Drykoff:
All right, thank you.
Bob Leahy:
You’re welcome.
Operator: (Operator Instructions).
Justin Cable, B. Riley.
Justin Cable:
I just had one quick question. I just wanted to see if there were any potential implications, positive or negative, on your channel partners such as Captaris or any of your other channel partners in your overall strategy in working with them.
Eric Giler:
We believe actually there will be some additional cross-selling opportunities for the combined companies’ products across our entire channel base. As I mentioned before, with Brooktrout’s business being in the enterprise, a lot of the products that are delivered from Excel are in the carrier space, so there is limited interaction there. The bigger issue is that we’re trying to build a larger company and enabling technology for communications. So when I was referring before to our larger customers, that is what I was referring to in terms of opportunity. So at the worst case, it’s neutral; at the best case, it’s highly complementary, and we believe actually there are number of opportunities for lots of cross-selling of the company’s products, the combined company’s products across the entire distribution channel of Brooktrout and Excel.
Justin Cable:
Thank you.
Operator: (Operator Instructions).
We appear to have no further questions. I’d like to turn the floor back over to Mr. Giler for any closing comments.
Eric Giler:
Okay. Well thank you again, thanks Shea and thank you to everyone listening. We’re very excited about the transaction. We believe that it is in the best interest of Brooktrout’s stockholders and thank you very much for attending today.
Operator:
This does conclude today’s teleconference. Please disconnect your lines at this time and have a wonderful day.
DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THE COMPANY’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE COMPANY’S CONFERENCE CALL ITSELF AND THE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
     Brooktrout plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the acquisition of Brooktrout by EAS Group, Inc. pursuant to the terms of the agreement and plan of merger, or merger agreement, dated as of August 18, 2005, a copy of which has been filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K/A, dated August 19, 2005. The Proxy Statement will contain important information about Brooktrout, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.
     Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Brooktrout through the web site maintained by the SEC at http://www.sec.gov.
     In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Brooktrout by contacting Investor Relations, Brooktrout Inc., 250 First Avenue, Needham, MA 02494- 2814, or by telephone at (781) 292-9378.
     Brooktrout and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Brooktrout’s directors and executive officers is contained in Brooktrout’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and its proxy statement dated March 30, 2005, both of which are filed with the SEC. As of January 31, 2005, the Company’s directors and executive officers and their affiliates beneficially owned common stock and currently exercisable options representing approximately 2,077,495 shares, or 16.2%, of Brooktrout’s common stock. In addition, on August 18, 2005, Brooktrout entered into a non-competition and non-solicitation agreement with Eric R. Giler and Robert C. Leahy, each of whom are officers of Brooktrout. These agreements provide, among other things, a potential cash payment of $400,000 to each executive officer if the restrictions contained in such agreement become effective. A more complete description of these agreements and other matters relating to the acquisition will be available in the Proxy Statement when it is filed with the SEC.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
     Statements made herein regarding the proposed transaction, the expected completion of the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and other statements about expectations, beliefs, goals and plans constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward- looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the ability to consummate the proposed transaction due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in Brooktrout’s industry, changes in government regulation, failure to manage the integration of Brooktrout and EAS Group, Inc. and its subsidiaries, and other risks that are described in Brooktrout’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and its quarterly report on Form 10-Q for the quarter ended June 30, 2005. In addition, any forward-looking statements represent Brooktrout’s estimates only as of today and should not be relied upon as representing Brooktrout’s estimates as of any subsequent date. Brooktrout’s disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this release, except as required by law.

FILING PURSUANT TO RULE 14a-12
This filing consists of a letter to customers of Brooktrout, Inc. (the “Company”) in connection with its announcement of the Agreement and Plan of Merger entered into on August 18, 2005 by the Company, EAS Group, Inc., a Delaware corporation (the “Buyer”), and a wholly owned subsidiary of the Buyer.

August 19, 2005
Dear Brooktrout Customer,
We are pleased to inform you that yesterday Brooktrout entered into a definitive agreement to be acquired by EAS Group, Inc., the privately held parent company of Excel Switching of Hyannis, MA, a leading provider of multi-protocol open-services gateway and server technology. Together, we will be the largest enabling technology provider of telecommunications software and hardware in the industry for both traditional and next-generation communications networks.
Strategically, the transaction offers the combined company greater resources to invest in the increasingly complex solutions that customers require to develop new products, offer added services, roll out the latest applications, and cost-effectively transition their networks to IP. The combination of Brooktrout’s expertise in media processing, call control, signal processing, and fax communications with Excel’s multi-protocol open-services gateway and server technology will result in a company in the enabling technology industry with unrivaled technology expertise.
For the past 20 years, Brooktrout has focused on providing our customers with leading edge enabling technology to advance voice, fax and data communications worldwide. We have been successful because of our partnership with you, our customer, and our commitment to working closely with you to speed the development of new applications and services. This transaction does not change our commitment to partnering with our customers. We plan on sharing a detailed product roadmap with you as soon as possible.
For more details on the acquisition, we invite you to visit our website at www.brooktrout.com where you will find additional information including a replay of our investor webcast on this transaction. We will communicate with you regularly on the progress of the merger and anticipate closing the transaction in the fourth quarter of 2005. As always, if you have any comments or questions, please contact your Brooktrout sales representative or send an email to info@brooktrout.com. Thank you for your business and commitment to Brooktrout.
Best regards,
Eric Giler,
President & CEO
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
     Brooktrout plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the acquisition of Brooktrout by EAS Group, Inc. pursuant to the terms of the agreement and plan of merger, or merger agreement, dated as of August 18, 2005, a copy of which has been filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K/A, dated August 19, 2005. The Proxy Statement will contain important information about Brooktrout, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.
     Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Brooktrout through the web site maintained by the SEC at http://www.sec.gov.
     In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Brooktrout by contacting Investor Relations, Brooktrout Inc., 250 First Avenue, Needham, MA 02494- 2814, or by telephone at (781) 292-9378.
     Brooktrout and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Brooktrout’s directors and executive officers is contained in Brooktrout’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and its proxy statement dated March 30, 2005, both of which are filed with the SEC. As of January 31, 2005, the Company’s directors and executive officers and their affiliates beneficially owned common stock and currently exercisable options representing approximately 2,077,495 shares, or 16.2%, of Brooktrout’s common stock. In addition, on August 18, 2005, Brooktrout entered into a non-competition and non-solicitation agreement with Eric R. Giler and Robert C. Leahy, each of whom are officers of Brooktrout. These agreements provide, among other things, a potential cash payment of $400,000 to each executive officer if the restrictions contained in such agreement become effective. A more complete description of these agreements and other matters relating to the acquisition will be available in the Proxy Statement when it is filed with the SEC.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
     Statements made herein regarding the proposed transaction may constitute forward-looking statements and represent Brooktrout’s estimates only as of today and should not be relied upon as representing Brooktrout’s estimates as of any subsequent date.